Exhibit (d)(2)

MUTUAL CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

This Confidentiality and Non-Disclosure Agreement (this “Agreement”) is effective this 20th day of June, 2022 (the “Effective Date”) between Applied Genetic Technologies Corporation (“AGTC”), with offices at14193 NW 119th Terrace, Suite 10, Alachua, Florida, 32615, and Syncona Investment Management Limited (“COMPANY”), with offices at 8 Bloomsbury Street, London WC1B 3SR. Each of AGTC and COMPANY is referred to herein as a “Party” and collectively they are referred to as the “Parties”.

WHEREAS, each Party is the owner of or otherwise has rights to certain confidential and proprietary information and data relating to gene therapy vectors, reagents, methods, systems and processes, including but not limited to the use of novel recombinant adeno-associated virus serotypes and isolates as viral vectors for gene therapy;

WHEREAS, COMPANY and AGTC wish to enter into discussions with respect to a potential business relationship between the Parties (the “Purpose”), which may require disclosure of the Parties confidential or proprietary information; and

WHEREAS, the Parties desire to enter into this Agreement to provide for the confidential treatment of such confidential or proprietary information.

NOW, THEREFORE, in consideration of each Party’s disclosure of such confidential or proprietary information and of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Definition of Confidential Information. “Confidential Information” means any and all confidential or proprietary information and materials that are disclosed or otherwise provided by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) in writing, physically, orally or visually, and including without limitation any and all information concerning Disclosing Party’s technologies, processes, discoveries, methods, patentable and unpatentable ideas, research or development efforts, trade secrets, formulas, business strategies, finances, business operations or affairs and any and all of such information of third parties that Disclosing Party treats as confidential. Disclosing Party’s Confidential Information shall not include any information that (i) is or becomes publicly known through no act or omission of Receiving Party; (ii) is developed independently by Receiving Party without use of Disclosing Party’s Confidential Information; (iii) is already known by Receiving Party when disclosed by Disclosing Party without Receiving Party having a duty to Disclosing Party to maintain its confidentiality; (iv) is rightfully obtained by Receiving Party from a third party who, to the knowledge of Receiving Party, does not owe Disclosing Party a duty to preserve its confidentiality; or (v) is approved for disclosure by the prior written authorization of Disclosing Party. Receiving Party shall have the burden of proving that information falls within one of the foregoing exceptions.

2.                  Obligation of Confidentiality. Each Party shall use Confidential Information of the other Party only for the Purpose. Each Party shall keep confidential and not disclose the other Party’s Confidential Information to any person other than to its directors, officers, employees, consultants, agents and professional advisors (“Representatives”) who have a need to know such information in connection with the Purpose, and who are bound by confidentiality obligations at least as protective as those set forth herein. Each Party will be responsible for its Representatives. Each Party acknowledges that it is aware that the United States securities laws prohibit any person who has received material, non-public information with respect to a public company from purchasing or selling securities of that public company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Party acknowledges that it is familiar with the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”); and agrees that it will neither use, nor cause or permit any person to use, any Confidential Information in contravention of the 1934 Act, including, without limitation, Rule l0b-5 and Rule 14e-3 thereunder, or other applicable securities laws.

3.                  Confidentiality of Agreement. Except to its Representatives or as otherwise permitted herein, neither Party shall disclose to any person, without the prior written consent of the other Party, the fact that COMPANY and AGTC are having or have had discussions or that the Parties have entered into this Agreement.

4.                  Required Disclosure. Notwithstanding Section 2, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent required by a court or other governmental authority, provided that Receiving Party (i) gives Disclosing Party reasonable advance written notice of the disclosure, (ii) uses reasonable efforts to resist disclosing Disclosing Party’s Confidential Information, (iii) cooperates with Disclosing Party on request to obtain a protective order or otherwise limit the disclosure, and (iv) as soon as reasonably possible, provides a letter from its counsel confirming that Disclosing Party’s Confidential Information is in fact required to be disclosed.

5.                  No License. This Agreement is not intended and shall not be deemed to grant or convey to either Party any license or other rights in or to the other Party’s Confidential Information, including without limitation any intellectual property rights therein. All Confidential Information and all tangible embodiments of Confidential Information of Disclosing Party shall remain the exclusive property of Disclosing Party.

6.                  Return of Confidential Information. Upon the written request of Disclosing Party, Receiving Party shall return to Disclosing Party, or shall destroy and certify in writing to Disclosing Party that it has destroyed, all drawings, documents, materials, and other tangible embodiments of Confidential Information in Receiving Party’s possession (and all copies and reproductions thereof), except that Receiving Party may retain one copy thereof solely for archival purposes.

7.                  Term. The term of this Agreement shall be for a period of one year from the Effective Date. The obligations of confidentiality, non-disclosure and non-use imposed hereunder shall survive the termination or expiration of this Agreement and remain effective and continue in force for a period of three years from the date of this Agreement, or if earlier, until the relevant Confidential Information falls within the exceptions provided for in this Agreement; provided, that with respect to trade secrets, such period shall be extended for so long as such trade secrets remain protected as such under applicable laws, but not greater than three years from the date of this Agreement.

8.                  Injunctive Relief. The Parties acknowledge that Receiving Party's breach of this Agreement may cause Disclosing Party irreparable injury for which it may not have an adequate remedy at law. In the event of a breach, Disclosing Party may be entitled to injunctive relief without posting of bond or other security in addition to all other remedies it may have at law or in equity.

9.                  Miscellaneous.

(a)	Nothing in this Agreement is intended or shall be construed to create a partnership, joint venture, agency, employment or other similar relationship between the Parties, or as authorizing either Party to act as agent for the other.

(b)	Nothing in this Agreement shall be construed, by implication or otherwise, as an obligation for either Party to enter into any further agreement with the other, whether related to the Purpose or otherwise. Any further agreement between the Parties would be subject to separate terms and conditions to be agreed upon in writing by the Parties and may include confidentiality provisions that override the provisions of this Agreement.

(c)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and assigns. This Agreement may not be assigned by either Party without the prior written consent of the other Party; provided, however, that either Party may assign its rights and obligations under this Agreement, without the prior written consent of the other Party, to a successor of the assigning Party’s business by reason of merger, sale of all or substantially all of its assets or other form of acquisition, provided that such successor agrees in writing to be bound by this Agreement.

(d)	This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to its conflicts of laws rules or principles.

(e)	The provisions of this Agreement are severable, and the unenforceability of any provision of this Agreement shall not affect the enforceability of the remainder of this Agreement. The Parties acknowledge that it is their intention that if any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision should be construed in a manner designed to effectuate the purpose of that provision to the greatest extent possible under applicable law.

(f)	This Agreement constitutes the entire agreement between the Parties concerning the disclosure of Confidential Information and supersedes all prior agreements, written or oral, between the Parties with respect to Confidential Information. This Agreement may not be modified, changed or discharged, in whole or in part, except by an agreement that specifically references this Agreement and is signed by the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

SYNCONA INVESTMENT
MANAGEMENT LIMITED		APPLIED GENETIC
TECHNOLOGIES CORPORATION

By:	/s/ Chris Hollowood	By:	/s/ Stephen Potter
Name: Chris Hollowood		Name: Stephen Potter
Title: Director		Title: Chief Business Officer